------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0104
                                                  Expires:        April 30, 1997
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person

Deal, Irving C.
--------------------------------------------------------------------------------
(Last) (First) (Middle)

3811 Turtle Creek Blvd., Suite 250
--------------------------------------------------------------------------------
(Street)

Dallas, Texas  75219
--------------------------------------------------------------------------------
(City) (State) (Zip)

================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

10/30/00
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol

Windsor Woodmont Black Hawk Resort Corp.
================================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)



      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Year)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

 X    Form filed by One Reporting Person
----

      Form filed by More than One Reporting Person
----


FORM 3 (continued)


====================================================================================================================================
                                     Table I -- Non-Derivative Securities Beneficially Owned
====================================================================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------

  Common Stock                           101,525                     I                     By Normandy, Inc. (1)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock                           107,500                     I                     By Windsor Woodmont, LLC (2)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock                            95,802                     I                     By Spouse
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)


FORM 3 (continued)

====================================================================================================================================
                                    Table II -- Derivative Securities Beneficially Owned
                                (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                         2. Date Exercisable           (Instr. 4)                                         Derivative
                            and Expiration Date     ---------------------------------   4. Conver-        Security:
                            (Month/Day/Year)                              Amount           sion or        Direct      6. Nature of
                            -------------------                           or               Exercise       (D) or         Indirect
                            Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Security        Exer-      tion                               of               Derivative     (I)            Ownership
   (Instr. 4)               cisable    Date        Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Director Stock Option
(right to buy)               (3)   04-13-10    Common Stock                10.000          $16.50           D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
(1) Mr. Deal has voting and dispositive power over these shares through his position as a director and CEO of Normandy, Inc., and may be deemed to have a pecuniary interest in the shares as a result of the fact that the shareholder of Normandy, Inc. is a trust, the beneficiaries of which are Mr. Deal's adult children. Mr. Deal disclaims beneficial ownership of these shares and this report shall not be deemed an admission that Mr. Deal is the benefical owner of such securities for the purpose of Section 16 or for any other purpose.
(2) Mr. Deal's wife and Normandy, Inc., are members of Windsor Woodmont, LLC. Mr. Deal disclaims beneficial ownership of these shares and this report shall not be deemed an admission that Mr. Deal is the beneficial owner of such securities for purposes od Section 16 or for any other purpose.
(3) The option vests in four equal annual installments beginning April 14, 2000.

 /s/  Irving Deal                                               10/16/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.